Exhibit 5.1




                                October 26, 2001


Cenex Harvest States Cooperatives
5500 Cenex Drive
Inver Grove Heights, Minnesota 55077



                  Re:    Registration Statement on Form S-2

Ladies and Gentlemen:

     We have acted as counsel to Cenex Harvest States Cooperatives, a Minnesota cooperative (the "Company"), in connection with a Registration Statement on Form S-2 (the "Registration Statement") relating to the sale by the Company of up to 50,000,000 shares of 8% Preferred Stock of the Company (the "Preferred Stock").

     We have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of our opinions set forth below. In rendering our opinions set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. As to questions of fact material to our opinions, we have relied upon certificates of officers of the Company and of public officials. We have also assumed that the Preferred Stock will be issued and sold as described in the Registration Statement.

     Based on the foregoing, we are of the opinion that the shares of Preferred Stock to be sold by the Company pursuant to the Registration Statement have been duly authorized and, upon payment in full of the price therefor and upon issuance, as described in the Registration Statement, will be validly issued, fully paid and nonassessable.

     Our opinions expressed above are limited to the laws of the State of Minnesota.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the reference to our firm under the heading "Legal Matters" in the Prospectus constituting part of the Registration Statement.

                                        Very truly yours,

                                        /s/ Dorsey & Whitney

WBP